Exhibit 23.4

L&L
PARTNERS
Law Office

Dated: 10.12.2021

Azure Power Global Limited

3rd Floor, Asset 301-304 and 307

Worldmark 3, Aerocity

New Delhi 110 037, India

Dear Sirs,

We hereby consent to the use of our name under the caption “Legal Matters” in the prospectus included in the registration statement on Form F-3 (Registration No. 333-249479), as amended by Post-Effective Amendment No. 2 to be filed by Azure Power Global Limited with the Securities and Exchange Commission under the Securities Act of 1933, as amended. In giving-such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours truly,

/s/ L&L Partners

L&L Partners

"L&L PARTNERS NEW DELHI
1" & 9'" Floors, Ashoka Estate,
24 Barakhamba Road, New Delhi 110 001, India
T: +91 11 4121 5100 I F: +91 11 2372 3909 I E: delhi@luthra.com I W: www.luthra.com